SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                   FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange
Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of
                     the Securities Exchange Act of 1934.


                                               Commission File Number:
0-28668
                                                                       -------

                        TELCO COMMUNICATIONS GROUP, INC.

                (Exact name of registrant as specified in its charter)

    4219 Lafayette Center Drive, Chantilly, Virginia 20151, (703) 631-5600

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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                   Common Stock, no par value per share
        (Title of each class of securities covered by this Form)

                                  None
    (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
Rule 12g-4(a)(1)(i) [  x  ]

Rule 12g-4(a)(1)(ii)[     ]

Rule 12g-4(a)(2)(i )[     ]

Rule 12g-4(a)(2)(ii)[     ]

Rule 12h-3(b)(1)(i) [  x  ]

Rule 12h-3(b)(1)(ii)[     ]

Rule 12h-3(b)(2)(i) [     ]

Rule 12h-3(b)(2)(ii)[     ]

Rule 15d-6[     ]

Approximate number of holders of record as of the certification or notice date:
                 One

Pursuant to the requirements of the Securities Exchange Act of 1934, Telco Communications Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:   October 14, 1997                    BY:/s/ Donald A.Burns
                                               ----------------------------
                                               Donald A. Burns, President and
                                               Chief Executive Officer